NEWS RELEASE

Boo Koo Beverages, Inc. Becomes Public Company Through Merger with Captech Financial And Completes $7.5 Million Private Placement

Rapidly Growing Beverage Company To Trade on OTC Bulletin Board Under Stock Symbol: CPFG.OB

Addison, Texas - Boo Koo Beverages, Inc. (OTC.BB: CPFG.OB) today announced that it has completed a merger with Captech Financial Group, a publicly traded company. Based in Addison, Texas, Boo Koo produces and distributes a line of innovative energy drinks under the Boo Koo(R) brand name. The Company will change its name to Boo Koo Holdings, Inc. and, until such name change is completed, the Company will trade under the name Captech Financial Group, Inc. and symbol OTCBB: CPFG.

Boo Koo has made significant contributions in the fast growing energy drink category. It was the first to introduce a 24-ounce can in 2004, and soon after, introduced a compact, super-concentrated 5.75 ounce can, Boo Koo SHOT, to consumers in search of a quick boost of energy without the bulk. Boo Koo products include Boo Koo Energy and flavored energy drinks in multiple package forms. Currently sold and distributed in 43 states throughout the United States and parts of Canada, Boo Koo is proud to partner with a network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Pepsi, Cadbury Schweppes and other leading distributors.

As a result of the merger, Captech named Dan Lee, President of Book Koo, as its new President and CEO, and Steve Ruffini, Chief Financial Officer of Boo Koo, as its new Chief Financial Officer. Boo Koo also appointed four new members to Captech’s Board of Directors and accepted the resignation of the two members of Captech’s Board of Directors immediately prior to the merger.

Simultaneously with the completion of the merger, the Company completed a private placement of common stock raising gross proceeds of approximately $7.5 million through the issuance of 6,252,595 shares of common stock at $1.20 per share. Proceeds from the transaction will be used to provide working capital, increased marketing support for the Company’s line of beverages, general corporate purposes and the repayment of debt. The private placement includes an option for the investors to purchase up to $5.0 million worth of common stock at $1.20 per share for a period of 45 days from the closing of the private placement. In addition, one of the Company’s shareholders has agreed to convert the principal ($875,000), plus interest remaining under a promissory note held by such shareholder at $1.20 per share on the 30th day following the closing of the financing.

“We are excited to complete the merger with Captech, allowing us to become a publicly traded company,” said Mr. Lee. “Boo Koo has already shown success in the rapidly growing energy drink category, and the completion of the private placement will enable us to accelerate our growth with our expanding portfolio of distributors and consumers. As a publicly traded company, our objective is to continue to increase our profile with consumers and the investment community by offering what we believe are the best tasting energy drinks available”.

To complete the merger, Captech issued 24,711,070 shares of its common stock in exchange for all of the outstanding common stock of Boo Koo. As a result of the transactions, Boo Koo stockholders and the investors own approximately 98.8% of Captech’s oustanding common stock and Captech stockholders prior to the merger own approximately 1.2% of the combined companies.

In connection with the private placement and the merger, the Company incurred expenses which included, without limitation, commissions to the placement agents, legal and accounting fees, shell acquisition costs, and other miscellaneous expenses, of approximately $1.7 million.

The shares of common stock issued in connection with the transactions has not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement, covering the resale of the shares of common stock issued in the private placement and certain other shares, within 60 days of the closing of the transaction.

The placement agents for the transaction were Roth Capital Partners, LLC and Aspen Equity Partners, LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Boo Koo

Boo Koo develops, produces, markets and distributes alternative beverage category energy drinks under the Boo Koo® brand name. Boo Koo currently sells and distributes its products in 43 states throughout the United States and parts of Canada through its network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Pepsi, Cadbury Schweppes, beer and other wholesale distributors. Boo Koo also intends to expand its distribution network through alternative distribution arrangements, including direct delivery. Boo Koo’s products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and other mainstream and discount consumer stores.

The Company will be filing a Current Report on Form 8-K with the Securities and Exchange Commission within the time period prescribed by Form 8-K, which report will disclose detailed information about Boo Koo, including Boo Koo’s financial statements for the years ended December 31, 2005 and 2006 and the three months ended March 31, 2006 and 2007.

Forward-looking Statements

This news release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the option to purchase additional securities. Forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company's control, and which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements, including its reliance on distributors of its products, its ability to manage inventory, its ability to maintain relationships with customers, its reliance on third parties to produce and package its products, its limited operating history, the availability and cost of raw materials, effects of competition and the other factors to listed under “Risk Factors” in its filings with the SEC. All statements other than statements of historical fact are statements that could be forward-looking statements. The Company assumes no obligation to update the information contained in this news release.

Contact:

Steve Ruffini
CFO
Boo Koo Beverages, Inc.
972-818-3862 ext. 280
steve.ruffini@bookooenergy.com